OTCQX: DYNR WWW.DYNARESOURCE.COM

DynaResource Announces Preliminary Full Year 2025 Operating Results and 2026 Guidance

All figures in United States Dollars (“USD”).

IRVING, TX / January 15, 2026 / DYNR-DynaResource, Inc. (OTCQX:DYNR) (“DynaResource”, or “the Company”) is pleased to announce its preliminary full year 2025 operating results and 2026 guidance for its San Jose de Gracia Mine (“SJG” or the “mine”) located in the center of the Sierra Madre Occidental belt in Mexico.

2026 Guidance Highlights Include:

•
Gold Production: 22,000 to 24,000 gold ounces
•
Cash Costs: $1,400-$1,600 per ounce produced
•
All-In Sustaining Costs (“AISC”): $2,400-$2,600 per ounce produced
•
Exploration Expenditures: $1.0-2.0 million

Rohan Hazelton, CEO of DynaResource stated, “2025 was a foundational year for the Company highlighted by the strengthening of our leadership and operating team which has led to the elimination of the underground development backlog, and the discovery of two newly identified mineralized zones adjacent to existing workings at the Tres Amigos and La Mochomera deposits, both of which have now been incorporated into our 2026 mine plan.

We also completed a major optimization of our processing plant and commissioned a new primary gravity gold circuit, including the installation of three Falcon gravity concentrators, to improve overall recoveries. Importantly, alongside these capital and technical advancements, we implemented a focused cost-reduction initiative that identified and reduced operating expenditures by approximately $3 million.

Collectively, these improvements have significantly strengthened our operating platform and positioned the Company for a more stable, efficient, and predictable operating performance profile in 2026.

The Company has also enhanced its board leadership and governance framework with a focus on improving transparency to support the next phase of corporate growth, moving towards a potential uplisting in 2026, and continued long-term value creation.”

2026 Outlook

The guidance for 2026 incorporates the stability and predictability in underground ore production and ore processing provided by the 2025 capital works programs and improvements in operational practices and planning. This includes an uplift in overall gold recovery due to the installation of the primary gravity gold circuit. Ore mining is scheduled from the Tres Amigos, San Pablo, and La Mochomera deposits and the new discoveries of Victoria and Palos Chinos.

The Company remains focused on further improving the profitability of the mine with cash costs targeted to decrease by approximately 15% given the continued effort to increase efficiencies. The Company made significant changes to its purchasing and procurement processes in the latter part of 2025 which have already produced early positive results. We expect these improvements to carry throughout 2026.

While guidance reflects an approximate $1,000 per ounce difference between Cash Costs and AISC, this is due to the nature of our finished product. Gold concentrate typically incurs higher transportation and selling costs than gold dore, which most gold companies produce. In 2026, these costs are expected to total approximately $5M in addition to sustaining capital expenditures of approximately $14 million, consisting of $11 million for mine development and $3 million for other sustaining capital.

The Company will resume exploration activities at SJG with a planned, mainly underground drilling program of at least 10,000 meters, targeting four primary target zones across 30-40 holes. The planned zones are: 1) North of Tres Amigos in the direction of La Haciendita target, 2) San Pablo North / Cesena in the area between San Pablo and Tres Amigos, 3) San Pablo Deeps and 4) Palos Chinos / Purisima to the south of Mochomera. Total cost per meter, including sampling, is expected to be approximately $145.

2025 Preliminary Operating Results

Throughout 2025 the Company made significant capital investments which included increased capital underground development, increased access to working faces and improved utilization and productivity of underground support infrastructure and mining equipment. With these improvements the mine has the capacity to average 850-900 tonnes per day of ore delivery to the process plant.

The process plant was extensively re-furbished which, coupled with an effective planned maintenance program, dramatically improved the availability and utilisations of crushing, milling and flotation circuits. A capital works program was completed to add a primary gravity gold circuit to the processing plant which involved the installation of three new Falcon gravity concentrators. These Falcon concentrators were installed downstream of the ball mills to recover the significant portion of free gold present in the San Pablo, San Pablo Sur, and La Mochomera deposits. The three new Falcon concentrator units were wet commissioned in October 2025 and quickly commenced producing gravity gold concentrate. By December 2025 this circuit was producing an average of 18 ounces of gold in gravity concentrate per day.

A new tailings dam was completed during the third quarter 2024, with an estimated storage capacity of 670,751 cubic meters, distributed over four stages to accommodate up to three years of additional tailings. The third-stage facility is currently in use, and construction of the fourth stage is underway with completion scheduled in January 2026. The Company has also begun evaluating a potential location for a third tailings storage facility at the mine. These studies include environmental and geotechnical surveys to identify a preferred site.

During 2025 the Company compiled and interpreted geological, geochemical, geophysical, and historical mining data to support exploration activity. This review has led to the identification of the Victoria zone, a previously undocumented mineralized structure located approximately 40 meters from the upper-level development at Tres Amigos. Similarly, analysis of historical workings mining activity has highlighted the potential of the Palos Chinos zone, situated near active workings at Mochomera. Both zones are undergoing early-stage evaluation through exploration drifting, geological mapping, channel sampling, and internal bulk sampling. Material is being processed at the SJG process plant to assess mineralization, metallurgy, and gold recovery characteristics as the Company expects to exploit these two new mine developments as part of the mine plan in 2026.

Full year production of 21,393 ounces of gold fell within the Company’s updated guidance of approximately 21,000 gold ounces compared to the previously adjusted guidance of 25,000 gold ounces.

A summary of key operational performance for the fourth quarter and full year 2025 is provided in the table and charts below:

Operating Metrics	Q4 2025	Full Year 2025	Full Year 2024
	Actual	Actual	Actual
Days Operating	92	365	366
Tonnes Milled	65,275	260,694	257,676
Grade Calculated (g/t gold)	3.20	3.46	4.07
Recovery (%)	76	74	76
Gold produced (Oz)	5,080	21,393	25,677

The Company remains committed to creating value through responsible mining practices, and growth via optimization and exploration while delivering sustainable returns for shareholders and contributing positively to the communities in which it operates. DynaResource remains focused on operational efficiency, cost management, and delivering sustainable long-term growth for its shareholders.

The Company will issue its 2025 full year financial results in March 2026.

On behalf of the Board of Directors of DynaResource, Inc.
Rohan Hazelton
President & CEO

About DynaResource
DynaResource is a junior gold mining producer trading on the OTCQX under the symbol “DYNR”. DynaResource is actively mining and expanding the historic San Jose de Gracia gold mining district in Sinaloa, Mexico.

For More Information on DynaResource, Inc. please visit www.dynaresource.com, or contact:

Investor Relations:
Katherine Pryde

Investor Relations Manager
+1 972-869-9400
info@dynaresource.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements within the meaning of Section 27 A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Certain information contained in this news release, including any information relating to future financial or operating performance may be deemed “forward-looking”. All statements in this news release, other than statements of historical fact, that address events or developments that DynaResource expects to occur, are “forward-looking information”. These statements relate to future events or future performance and reflect the Company’s expectations regarding the future growth, results of operations, business prospects and opportunities of DynaResource. These forward-looking statements reflect the Company’s current internal projections, expectations or beliefs and are based on information currently available to DynaResource. In some cases, forward-looking information can be identified by terminology such as “may”, “will”, “should”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “projects”, “potential”, “scheduled”, “forecast”, “budget” or the negative of those terms or other comparable terminology. Certain assumptions have been made regarding the Company’s plans at the San Jose de Gràcia property. Many of these assumptions are based on factors and events that are not within the control of DynaResource and there is no assurance they will prove to be correct. Such factors include, without limitation: capital requirements, fluctuations in the international currency markets and in the rates of exchange of the currencies of the United States and México; price volatility in the spot and forward markets for commodities; discrepancies between actual and estimated production, between actual and estimated reserves and resources and between actual and estimated metallurgical recoveries; changes in national and local governments in any country which DynaResource currently or may in the future carry on business; taxation; controls; regulations and political or economic developments in the countries in which DynaResource does or may carry on business; the speculative nature of mineral exploration and development, including the risks of obtaining necessary licenses and permits, diminishing quantities or grades of reserves; competition; loss of key employees; additional funding requirements; actual results of current exploration or reclamation activities; changes in project parameters as plans continue to be refined; accidents; labor disputes; defective title to mineral claims or property or contests over claims to mineral properties. In addition, there are risks and hazards associated with the business of mineral exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion losses (and the risk of inadequate insurance or inability to obtain insurance, to cover these risks) as well as those risks referenced in the Annual Report on Form 10-K for DynaResource available at www.sec.gov. Forward-looking information is not a guarantee of future performance and actual results, and future events could differ materially from those discussed in the forward-looking information. All of the forward-looking information contained in this news release is qualified by these cautionary statements. Although DynaResource believes that the forward-looking information contained in this news release is based on reasonable assumptions, readers cannot be assured that actual results will be consistent with such statements. Accordingly, readers are cautioned against placing undue reliance on forward-looking information. DynaResource expressly disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, events or otherwise.